Product Supplement No. EQUITY INDICES BEAR STR-1 (To Prospectus dated November 8, 2024 and Prospectus Supplement dated November 8, 2024)	Filed Pursuant to Rule 424(b)(2) Registration No. 333- 282565
November 27, 2024 Autocallable Bear Strategic Accelerated Redemption Securities® Linked to One or More Equity Indices

●Autocallable Bear Strategic Accelerated Redemption Securities® (the “notes”) are senior unsecured debt securities issued by The Bank of Nova Scotia (the “Bank”). Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of the Bank.

●The notes do not guarantee the return of principal at maturity, and we will not pay interest on the notes. Instead, the return on the notes will be based on the performance of an underlying “Market Measure,” which will be an equity index (an “Index”) or a basket of Indices. The return on the notes will be positive only if the value of the Market Measure decreases or does not change, as described in more detail below.

●The notes will be automatically called if the Observation Level on any Observation Date is less than or equal to the Call Level (each as defined below). If called, you will receive a cash payment per unit (the “Call Amount”) that equals the principal amount plus the applicable Call Premium (as defined below).

●At maturity, if the notes have not been called, and if the Ending Value is less than or equal to the Threshold Value, you will receive a cash payment per unit (the “Redemption Amount”) that equals the principal amount. If the Ending Value is greater than the Threshold Value, you will lose a percentage of the principal amount equal to the percentage of the increase of the Market Measure above the Threshold Value. In such case, you will lose some or all of the principal amount of your notes.

●This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

●For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Threshold Value, the Call Level, the Call Amount and the Call Premium for each Observation Date, the Observation Dates and the Call Settlement Dates, and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

●The notes will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

●Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

●BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the notes and will act in a principal capacity in such role.

The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Canada, or any other jurisdiction. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-2 of the accompanying prospectus supplement, and page 8 of the accompanying prospectus. You may lose all or a significant portion of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

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“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. None of us, BofAS or our or their respective affiliates have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the notes, you should not rely on it.

Key Terms:

General:

The notes are senior unsecured debt securities issued by the Bank, are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC, and are not, either directly or indirectly, an obligation of any third party. They rank equally with all of our other senior unsecured debt from time to time outstanding. Any payments due on the notes, including any repayment of principal, are subject to our credit risk.

The return on the notes will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you will lose some or all of your investment if the notes are not automatically called prior to maturity and the value of the Market Measure increases from the Starting Value to an Ending Value that is greater than the Threshold Value. The return on the notes will be positive only if the value of the Market Measure decreases or does not change, as described in more detail below.

Each issue of the notes will mature on the date set forth in the applicable term sheet, unless the notes are automatically called on an earlier date. You should be aware that the automatic call feature may shorten the term of an investment in the notes, and you must be willing to accept that your notes may be called prior to maturity. You will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

●U.S. broad-based Indices;

●U.S. sector or style-based Indices;

●non-U.S. or global Indices; or

●any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each Index included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Observation Level or Ending Value, as applicable.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when the notes are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the Notes—Basket Market Measures.”

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value. The Call Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or more) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet.

The “Observation Level” will be the closing level of the Market Measure on the applicable Observation Date. The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events or non-Market Measure Business Days (as defined below).

The “Ending Value” will be the Observation Level on the final Observation Date.

If the Market Measure consists of a Basket, each Observation Level and the Ending Value will be the value of the Basket on the applicable Observation Date, determined as described in “Description of the Notes—Basket Market Measures—Observation Level and Ending Value of the Basket.”

If a Market Disruption Event (as defined under “Description of the Notes — Market Disruption Events”) occurs and is continuing on a scheduled Observation Date, or if certain other events occur, the calculation agent will determine the Observation Level or the Ending Value as set forth in “Description of the Notes—Automatic Call,” “—The Starting Value, the Observation Level and the Ending Value—Ending Value,” and “—Basket Market Measures—Observation Level and Ending Value of the Basket.”

Automatic Call:	The notes will be automatically called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is less than or equal to the Call Level.
Call Amount:

If your notes are called on an Observation Date, you will receive the Call Amount applicable to that Observation Date. The Call Amount will be equal to the principal amount per unit plus the applicable “Call Premium.” Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet. The Call Amount, if payable, will be payable on the applicable “Call Settlement Date” set forth in the applicable term sheet. Unless otherwise specified in the applicable term sheet, the Call Settlement Date for the final Observation Date will be the maturity date.

Redemption Amount at Maturity:

If the notes are not called, at maturity, you will receive a Redemption Amount that is equal to the principal amount if the Ending Value is less than or equal to the Threshold Value (as applicable depending on the Call Level of your notes).

If the Ending Value is greater than the Threshold Value, you will lose a percentage of the principal amount equal to the percentage of the increase in the value of the Market Measure above the Threshold Value, and will receive a Redemption Amount that is less than the principal amount and could be zero.

Any payments due on the notes, including any repayment of principal, are subject to our credit risk as issuer of the notes.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

In no event will the Redemption Amount be less than zero.

Principal at Risk:

You may lose all or a significant portion of the principal amount of the notes. Further, if you sell your notes prior to maturity or automatic call in the secondary market (if any), you may find that the market value per note is less than the price that you paid for the notes.

Calculation Agent:

The calculation agent will make all determinations associated with the notes. Unless otherwise set forth in the applicable term sheet, we will appoint BofAS or one of its affiliates to act as the calculation agent for the notes. See “Description of the Notes—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

This product supplement relates only to the notes and does not relate to any equity index that comprises the Market Measure described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with information in the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

None of us, the agents or our or their respective affiliates is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to the Bank.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

Structure-Related Risks

If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the notes at maturity. The return on the notes will be based on the performance of the Market Measure. If the notes are not called and the Ending Value is greater than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of your notes and could be zero. You may lose all or a significant portion of your investment in the notes.

Your investment return will be limited to the return represented by the applicable Call Premium and may be less than a comparable investment that takes a short position in the Market Measure or any of its component securities. Your return on the notes will be positive only if the notes are called and, in that case, will be equal to, the applicable Call Premium, regardless of the extent of any decrease in the value of the Market Measure. Furthermore, whether the notes are automatically called or not, you will not be able to earn any positive return that is based on a corresponding decrease in the Market Measure. In contrast, for example, a short position in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any decrease in the value of the Market Measure (or those component securities).

Additionally, the Market Measure may consist of an Index that includes securities traded in a non-U.S. currency, and, for purposes of calculating the level of such Index, are not converted into U.S. dollars. If the value of that currency weakens against the U.S. dollar during the term of your notes, you may not obtain the benefit of that decrease, which you would have received if you had, for example, taken a short position in the securities included in such Index.

Reinvestment Risk. Because the notes could be called as early as the first Observation Date, the term of the notes could be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

The amount you receive at maturity or upon an automatic call will not reflect changes in the value of the Market Measure that occur other than on the applicable Observation Date. Changes in the value of the Market Measure during the term of the notes other than on the applicable Observation Date will not be reflected in determining whether the notes will be automatically called or reflected in the calculation of the Redemption Amount. To make that determination or calculation, the calculation agent will refer only to the value of the Market Measure on the applicable Observation Date. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has decreased at certain other times during the term of the notes, your notes will not be called if the Observation Level on each Observation Date is greater than the Call Level, and you will receive a Redemption Amount that is less than the principal amount if the Ending Value is greater than the Threshold Value.

If your notes are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components. The Market Measure of your notes may be a Basket. In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components. The levels of one or more Basket Components may decrease, while the levels of one or more of the other Basket Components may increase or not decrease as much. Therefore, in calculating the value of the Market Measure at any time, decreases in the level of one Basket Component may be moderated or wholly offset by increases or lesser decreases in the levels of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your notes.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Market Measure-Related Risks

The publisher of an Index may adjust it in a way that affects its level, and that publisher has no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our or their respective affiliates have no affiliation with any publisher of an Index (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the components included in that Index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable Index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an Index. Any of these actions could adversely affect the value of your notes. The Index Publishers will have no obligation to consider your interests in calculating or revising any Index.

No Index Sponsor will have any obligations relating to the notes. No Index Sponsor will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any actions that might adversely affect the value of the Market Measure or the value of the notes. No Index Sponsor will receive any of the proceeds from any offering of the notes, and no Index Sponsor will be responsible for, or participate in, the offering of the notes or the determination or calculation of the amount receivable by holders of the notes.

Neither we nor any agent has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Market Measure or as to the future performance of any Market Measure. Any prospective purchaser of the notes should undertake such independent investigation of any Market Measure as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our or their respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of the notes, you will have no rights to receive the securities represented by the Market Measure, and you will not be entitled to receive dividends or other distributions by the issuers of the securities represented by the Market Measure. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions or any other rights with respect to the securities represented by the Market Measure. Your notes will be paid in cash and you have no right to receive any securities represented by the Market Measure.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company. We, the agents, or our or their respective affiliates currently, or in the future may, engage in business with companies included in a Market Measure, and we, the agents, or our or their respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our or their respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our or their respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our or their respective affiliates is responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of the notes in a manner that could be adverse to you.

Exchange rate movements may adversely impact the value of the notes. If any security included in an Index is traded in a currency other than U.S. dollars and, for purposes of calculating the level of that Index, is converted into U.S. dollars, then the level of that Index may depend in part on the relevant exchange rates. If the value of the U.S. dollar weakens against the currencies of that Index, the level of the applicable Index may be adversely affected. In that case, the Observation Level may not be less than or equal to the Call Level on any Observation Date or the Threshold Value on the final Observation Date. Therefore, your notes may not be called and the Redemption Amount may be less than the principal amount.

Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If the Market Measure to which your notes are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your notes, include:

●Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

●Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, social and other factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

●Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements applicable to foreign companies in foreign countries may differ from those applicable to U.S. reporting companies.

Other Risk Factors Related to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

Valuation and Market-Related Risks

Our initial estimated value of the notes will be lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes will exceed our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge.

Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as our internal funding rate (which is the rate we would pay to borrow funds through the issuance of market-linked notes, such as the notes) on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Market Measure, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

We cannot assure you that there will be a trading market for your notes. If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any of the notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which the notes might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those notes could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list the notes on any securities exchange or quotation system. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the notes on any securities exchange or quotation system will not necessarily ensure that a trading market will develop or, if a trading market does develop, that there will be liquidity in the trading market.

The notes are not designed to be short-term trading instruments and, if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. The limited protection, if any, against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. You have no right to have your notes redeemed at your option prior to maturity or an automatic call. If you wish to liquidate your investment in the notes prior to maturity or an automatic call, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

●Value of the Market Measure. We anticipate that the market value of the notes prior to maturity or an automatic call generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the notes will decrease as the value of the Market Measure increases. However, as the value of the Market Measure decreases, the market value of the notes may decrease or may not increase at the same rate. If you sell your notes when the value of the Market Measure is greater than, or not sufficiently less than, the applicable Starting Value or Call Level, then you may receive less than the principal amount of your notes.

In addition, because the return on the notes will not exceed the applicable Call Premium, we do not expect that the notes will trade in any secondary market at a price that is greater than the applicable Call Amount.

●Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes. Even if the value of the Market Measure decreases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic call or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the notes are automatically called or the final Observation Date, as applicable.

●Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory, and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and the market value of the notes in a manner that could be adverse to you. If the Market Measure includes one or more Indices that represent securities or other assets traded in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your notes may also be adversely affected by similar events in the markets of the relevant foreign countries.

●Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the notes may be adversely affected.

●Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure decrease, we anticipate that the market value of the notes will decrease.

●Exchange Rate Movements and Volatility. If the Market Measure of your notes includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your notes, and each Observation Level may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your notes.

●Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

●Time to Maturity or, if Applicable, the Next Observation Date. There may be a disparity between the market value of the notes prior to maturity, or if applicable, prior to an Observation Date, and their value at maturity or as of the next Observation Date, if applicable. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of the notes. As the time to maturity or, if applicable, the next Observation Date, decreases, this disparity will likely decrease, such that the market value of the notes will approach the expected Redemption Amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

Conflict-Related Risks

Trading and hedging activities by us, the agents, and our or their respective affiliates may affect your return on the notes and their market value. We, the agents, and our or their respective affiliates may buy or sell the securities included in the Market Measure, futures or options contracts or exchange-traded instruments on the Market Measure or its component securities, or other listed or over-the-counter derivative instruments whose value is derived from the Market Measure or its component securities. We, the agents, or our or their respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes. On or before the applicable pricing date, any purchases or sales by us, the agents and our or their respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the notes), may affect the value of the Market Measure or its component securities in a manner that could be adverse to your investment in the notes. Consequently, the value of that Market Measure or the securities included in that Market Measure may perform unfavorably subsequent to the pricing date of an issue of the notes, which may adversely affect the market value of the notes.

We, the agents, or one or more of our or their respective affiliates expect to also engage in hedging activities that could affect the value of the Market Measure on the applicable pricing date in a manner that could be adverse to your investment in the notes. In addition, these activities, including the unwinding of a hedge, may decrease the market value of the notes prior to maturity or an automatic call, including on each Observation Date, and may adversely affect whether the notes will be called on an Observation Date or may reduce the Redemption Amount. We, the agents, or one or more of our or their respective affiliates may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not affect the value of the Market Measure, the market value of the notes prior to maturity or an automatic call, whether the notes will be called, or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our or their respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our or their respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents, or one or more of our or their respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the notes. Any such short positions could adversely affect future trading prices of the notes. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents, and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the agents, and our or their respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the agents, or our or their respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our or their respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases, whether the notes will be automatically called or not, or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our or their respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent for the notes and, as such, it will determine the Starting Value, the Threshold Value, each Observation Level, including the Ending Value, whether the notes will be called and the Redemption Amount. As the calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your notes, such as when a Market Disruption Event occurs or an Index is discontinued. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our or their respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our or their respective affiliates, may create conflicts of interest with you” above.

Our business activities and those of the agents relating to the companies represented by a Market Measure or the notes may create conflicts of interest with you. We, the agents, and our or their respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our or their respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may affect the value of the Market Measure and, consequently, the market value of your notes, in a manner that could be adverse to you. None of us, the agents, or any of our or their respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our or their respective affiliates.

General Credit-Related Risks

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of, or any amount payable on, the notes. The notes are our senior unsecured debt securities and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of any payment on the notes is dependent upon our ability to repay our obligations on the applicable payment date, regardless of whether the Market Measure decreases from the Starting Value to the Ending Value or the Observation Level. No assurance can be given as to what our financial condition will be on the applicable payment date. If we become unable to meet our financial obligations as they become due, you may not receive the amount payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the

Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Tax-Related Risks

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a noteholder. Significant aspects of the tax treatment of the notes are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable term sheet. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes could be materially and adversely affected.

In addition, in 2007, the IRS released Notice 2008-2, which may affect the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, and the IRS and the U.S. Treasury Department (the “Treasury”) are actively considering various issues relating to such instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in certain notes, possibly with retroactive effect.

Prospective investors should review the discussion under “Material U.S. Federal Income Tax Consequences” herein and the discussion in the applicable term sheet relating to an offering of the notes for a discussion of the tax treatment and possible alternative treatments of the notes.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of any issuer of a component security of a Market Measure).

For a more complete discussion of the Canadian federal income tax consequences of investing in the notes, please see “Supplemental Discussion of Canadian Federal Income Tax Consequences” herein, any further Canadian tax discussions in the applicable term sheet and “Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor about your own tax situation and the consequences of acquiring, holding and disposing of the notes and receiving any payments that might be due under the notes.

Any conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” (as defined below) subject to Canadian withholding tax is based in part on the current published administrative position of the Canada Revenue Agency (the “CRA”). There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of the notes for the purposes described in the prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes, although we have no obligation to do so.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Senior Note Program, Series A” that will be issued under the senior debt securities indenture, as amended or supplemented from time to time. The senior debt securities indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under “Description of the Notes” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer” in the accompanying prospectus. These documents should be read in connection with this product supplement and the applicable term sheet.

Unless otherwise specified in the applicable term sheet, the notes are not bail-inable notes (as defined in the accompanying prospectus) and the applicable discussions in the accompanying prospectus and accompanying prospectus supplement relating to bail-inable notes will not apply to the notes.

The maturity date of the notes and the aggregate principal amount of each issue of the notes will be stated in the applicable term sheet. If the scheduled maturity date is not a Business Day, we will make the required payment on the next Business Day, and no interest will accrue as a result of such delay.

We will not pay interest on the notes. The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Unless automatically called prior to the maturity date, the notes will mature on the date set forth in the applicable term sheet. Prior to the maturity date, the notes are not redeemable at our option or repayable at the option of any holder. The notes are not subject to any sinking fund. The notes are not subject to the defeasance provisions described in the prospectus under “Description of the Debt Securities We May Offer—Defeasance.”

The notes will be issued only in global form through The Depository Trust Company (“DTC”). We will issue the notes in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Automatic Call

The notes will be automatically called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is less than or equal to the Call Level set forth in the applicable term sheet.

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value. The Call Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events or non-Market Measure Business Days.

If the notes are automatically called on an Observation Date, for each unit of the notes that you own, we will pay you the Call Amount applicable to that Observation Date. The “Call Amount” will be equal to the principal amount plus the applicable Call Premium. The “Call Premium” will be a percentage of the principal amount. The Observation Dates and the related Call Amounts and Call Premiums will be specified in the applicable term sheet.

If the notes are automatically called on an Observation Date (other than the final Observation Date), we will redeem the notes and pay the applicable Call Amount on the applicable Call Settlement Date. Each “Call Settlement Date” will occur on approximately the fifth Business Day after the applicable Observation Date, subject to postponement as described below. If the notes are called on the final Observation Date, we will redeem the notes and pay the applicable Call Amount on the maturity date.

Unless otherwise specified in the applicable term sheet, if a scheduled Observation Date (other than the final Observation Date) is determined by the calculation agent not to be a Market Measure Business Day (as defined below) by reason of an extraordinary event, occurrence, declaration or otherwise, or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Observation Level will not be determined on a date later than the fifth scheduled Market Measure Business Day after the scheduled Observation Date. If that fifth day is not a Market Measure Business Day or if there is a Market Disruption Event on that date, then the calculation agent will determine (or, if not determinable, estimate) the Observation Level on that fifth scheduled Market Measure Business Day. If the scheduled final Observation Date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, or if there is a Market Disruption Event on that day, the final Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that second scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, a scheduled Observation Date (other than the final Observation Date) is postponed, the relevant Call Settlement Date will be postponed to approximately the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

A “Business Day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading, and (2) the applicable Index (or any successor) is calculated and published.

Payment at Maturity

If the notes are not called prior to the maturity date, then at maturity, subject to our credit risk as issuer of the notes, you will receive a Redemption Amount, denominated in U.S. dollars. The “Redemption Amount” will be calculated as follows:

●If the Ending Value is less than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount (as applicable depending on the Call Level of your notes).

●If the Ending Value is greater than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be greater than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet.

Each applicable term sheet will provide examples of payments on the notes based on certain hypothetical Observation Levels and Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest in or any other rights with respect to the Market Measure or any of the securities of any of the companies included in the Market Measure, including any voting rights, dividends paid or other distributions made, or any other rights with respect to the Market Measure or any of the securities of any of the companies included in the Market Measure.

The Starting Value, the Observation Level and the Ending Value

Starting Value

The “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Observation Level

The “Observation Level” will be the closing level of the Market Measure on the applicable Observation Date.

Ending Value

The “Ending Value” will be the Observation Level on the final Observation Date.

If the Market Measure consists of a Basket, each Observation Level and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an Index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(A)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an Index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the Index or any successor index; and

(B)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)

a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;
(3)

a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)

if applicable to Indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material” if so determined by the calculation agent.

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an Index or in another way that changes the Index such that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the Index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the Index as if those changes or modifications had not been made, and calculate the closing level of the Index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an Index to which an issue of the notes is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines to be comparable to the original Index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the closing level on any Observation Date and/or the Ending Value as described under “—The Starting Value, the Observation Level and the Ending Value” or “—Basket Market Measure—Observation Level and Ending Value of the Basket,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of the notes.

If an Index Publisher discontinues publication of the Index before the applicable Observation Date and the calculation agent does not select a successor index, then on each day that would otherwise be an Observation Date, until the earlier to occur of:

●the occurrence of an automatic call;

●the determination of the Ending Value; or

●a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance as if that day were the applicable Observation Date. The calculation agent will make available to holders of the notes information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent.

If a successor index is selected or the calculation agent calculates a level as a substitute for an Index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any Index to which your notes are linked may adversely affect trading in the notes.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components and, if necessary, the definition of Market Measure Business Day will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

●the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

●the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value			100.00

____________

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.
(2)

The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”),

and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each day thereafter to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Observation Level and Ending Value of the Basket

The calculation agent will calculate the value of the Basket for an Observation Date by summing the products of the Basket Component Closing Level on that Observation Date and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Observation Level” of the Basket will equal the value of the Basket on the relevant Observation Date.

The “Ending Value” of the Basket will be the Observation Level on the final Observation Date.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), the calculation agent determines that (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) any scheduled Observation Date is not a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the relevant Observation Level, as follows:

●The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

●The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the sixth paragraph of “—Automatic Call,” provided that references to “Observation Level” or “Ending Value” will be references to “closing level of the Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Call Level, the Threshold Value, the Observation Level of the Market Measure on each Observation Date, the Ending Value, whether the notes will be automatically called, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure

Business Days, Business Days, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any Index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of its affiliates as the calculation agent for each issue of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will pay any amount payable on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior debt securities indenture. Subject to the below paragraph, if such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the senior debt securities indenture will be equal to the payment described under “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the notes and as if the final Observation Date were the fifth Market Measure Business Day prior to the date of acceleration. If an event of default occurs on or prior to the final Observation Date (i.e., not during the period from the final Observation Date to the original maturity date of the notes), the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under “Description of the Debt Securities We May Offer—Modification and Waiver of the Debt Securities” and “—Events of Default”.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the notes, and BofAS will act in a principal capacity in such role, unless otherwise specified in the applicable term sheet. Each agent will be a party to the distribution agreement described under “Supplemental Plan of Distribution (Conflicts of Interest)” of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not, be authorized to rely on these documents for information regarding the Bank or for any purpose other than that described in the immediately preceding sentence.

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Osler, Hoskin & Harcourt, LLP, Canadian counsel to the Bank, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, the notes, including entitlement to all payments thereunder, pursuant to the initial offering by the Bank made in connection with the original issuance of the notes and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the notes, does not use or hold the notes in a business carried on in Canada, is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank, is not an entity in respect of which the Bank is a “specified entity” as defined in the Act, is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes, and does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a ‘‘Non-Resident Holder’’). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that no interest paid on the notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors with regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a note (including any amount paid at maturity in excess of the principal amount and interest deemed to be paid on the note in certain cases involving the assignment, deemed assignment or other transfer of a note to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. Unless otherwise specified in the relevant term sheet, no portion of the interest paid or credited or deemed to be paid or credited on a note will be Participating Debt Interest. Any conclusion that interest paid or credited or deemed to be paid or credited on a note will not be Participating Debt Interest will be based in part on the published administrative position of the CRA.

No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how the notes should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the notes and does not purport to be a complete analysis of all tax consequences relating to the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable term sheet may contain a further discussion of the special federal income tax consequences applicable to certain notes. The summary of the federal income tax considerations contained in the applicable term sheet supersedes the following summary to the extent it is inconsistent therewith. The discussion below also assumes that the notes will not provide for the payment of a coupon. If the notes provide for the payment of a coupon, the federal income tax treatment of the coupon will be described in the applicable term sheet. Prospective purchasers of the notes are urged to read the discussion below in addition to the discussion in the applicable term sheet relating to the notes and to consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. For additional information, see “Certain Income Tax Consequences” in the prospectus supplement and “United States Taxation” in the prospectus. The following section supplements the discussion of U.S. federal income taxation the prospectus supplement and the prospectus.

This discussion applies to you only if you acquire your notes upon initial issuance and hold your notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

●a dealer in securities or currencies,

●a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

●a financial institution or a bank,

●a regulated investment company (a “RIC”) or a real estate investment trust (a “REIT”) or a common trust fund,

●a life insurance company,

●a tax-exempt organization or an investor holding the notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

●a person that owns the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the notes or a “wash sale” with respect to the notes or any Market Measure,

●a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

●taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

If you are considering the purchase of a note, you should consult your tax advisors concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Except as otherwise noted under “Notice 2008-2,” “Backup Withholding and Information Reporting,” “Non-U.S. Holders,” and “Foreign Account Tax Compliance Act,” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisors with regard to the U.S. federal income tax treatment of an investment in the notes.

In addition, we will not attempt to ascertain whether the issuer of any Market Measure or any component security of a Market Measure, as applicable, would be treated as a passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisors regarding the possible consequences to you if any such entity is or becomes a PFIC.

Unless otherwise specified in the applicable term sheet, we expect that our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, based on certain factual representations received from us, would be able to opine that it would be reasonable to treat your notes as prepaid derivative contracts with respect to the Market Measure or Basket and the terms of the notes require you and us (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. If the notes are so treated, you should generally not accrue any income with respect to the notes during the term of the notes until a taxable disposition (including cash settlement) of the notes and you should generally recognize capital gain or loss upon such taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes. In general, your tax basis in your notes will be equal to the amount you paid for your notes. Such recognized gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year and otherwise should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. There may be a risk that the IRS could assert that the notes should not give rise to any long-term capital gain or loss because the notes offer short exposure to the Market Measure.

It is possible that the IRS could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity of your notes is determined, even though you will not receive any amounts from the Bank in respect of your notes prior to the maturity of your notes. In such case, you may be treated as having a holding period in respect of your notes ending prior to the maturity date for your notes, and your holding period may be treated as less than one year even if you receive cash on the maturity date of your notes at a time that is more than one year after the beginning of your holding period. Although uncertain, it is possible that the Call Premium, or proceeds received from the taxable disposition of your notes prior to the Call Settlement Date that could be attributed to the expected Call Premium, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Except to the extent otherwise required by law or specified in the applicable term sheet, we intend to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2

In 2007, the IRS released Notice 2008-2, which may affect the taxation of holders of the notes. According to this notice, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the notes.

Alternative Treatments

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the notes.

Contingent Payment Debt Instrument. If the notes have a term that is more than one year, it is possible that the notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the taxable disposition of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the taxable disposition of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, would be capital loss.

Contingent Short-Term Debt Instrument. Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as contingent short-term debt instruments.

However, there are no specific rules that govern this type of instrument, and therefore, if the notes were characterized as contingent short-term debt instruments, the U.S. federal income tax treatment of the notes would not be entirely clear.

Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Market Measure, any Basket Components or the component securities of the Market Measure, (ii) any gain or loss that you recognize upon a taxable disposition of the notes should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue ordinary interest income over the term of your notes, or (iv) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of any component securities of a Market Measure. You should consult your tax advisors as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Information Reporting with Respect to Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale of the notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of the notes.

Backup Withholding and Information Reporting

The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, you are a non-U.S. holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes: (i) a non-resident alien individual; (ii) a non-U.S. corporation; or (iii) an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the notes. Subject to Section 871(m) of the Code and FATCA, discussed below, we generally expect to treat payments made to a non-U.S. holder upon the taxable disposition of the notes as exempt from U.S. withholding tax and from generally applicable information reporting and backup withholding requirements with respect to payments on the notes if the non-U.S. holder complies with certain certification and identification requirements as to its non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8.

Subject to Section 897 of the Code (as discussed below), gain realized on a taxable disposition of the notes by a non-U.S. holder will not be subject to U.S. federal income tax, unless:

●the gain with respect to the notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;

●the non-U.S. holder is a nonresident alien individual who holds the notes as a capital asset and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition (including but not limited to disposition by sale, exchange, redemption, or repayment of principal at maturity) and certain other conditions are satisfied; or

●the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on a taxable disposition of the notes by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 897. We will not attempt to ascertain whether any issuer of any component security of a Market Measure would be treated as a “United States real property holding corporation” (“USRPHC”) or whether the notes should be treated as “United States real property interests” (“USRPIs”), each as defined in Section 897 of the Code. If any such issuer and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPIs.

Section 871(m). The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities or indices containing U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2018, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not Delta-One Specified ELIs and are issued before January 1, 2027.

The 30% withholding tax may also apply if the notes are deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Market Measure, any component security of a Market Measure or the notes, and following such occurrence the notes could be treated as Delta-One Specified ELIs that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a Market Measure, any component securities of a Market Measure or the notes. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, non-U.S. holders are urged to consult their tax advisors regarding the potential application of Section 871(m) of the Code to the notes (including in the context of their other transactions in respect of a Market Measure or the notes, if any) and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The notes may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the notes at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will generally apply to certain foreign pass-thru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign pass-thru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments similar to the notes that were purchased after the bill was enacted to accrue interest income over the term of such instruments even if such instruments provide that there will be no interest payments over their term.

Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. Holders are urged to consult their tax advisors regarding the possible changes in law and their possible impact on an investment in the notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes (including alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and any issuer of a Market Measure and/or any component security of a Market Measure, as applicable).

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of Section 4975 of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest or a disqualified person, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with a person that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider and in connection with which the Plan receives no less, nor pays no more, than adequate consideration (the “Service Provider Exemption”).

Because we, the Bank and the agents each may be considered a party in interest or disqualified person with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of or with the assets of any Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not and will not be a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition will not constitute or result in a non-exempt prohibited transaction due to the application of a statutory or administrative exemption or such purchase, holding, and disposition will not otherwise be prohibited under ERISA or Section 4975 of the Code or a violation of any similar laws.

Further, any person acquiring or holding the notes on behalf of any Plan or with any Plan assets shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA and/or Section 4975(f)(10) of the Code in connection with the transaction or any redemption of the notes, (y) none of us, BofAS or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and/or Section 4975 of the Code and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, BofAS, or any of our or their respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar laws applicable to governmental or church plans, as described above.

In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the notes will constitute “publicly-offered securities” or that the Bank will register under the Investment Company Act, and the Bank will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in the Bank. That said, while no assurance can be given, we believe that the

Bank should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of the Bank were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by the Bank and the possibility that certain transactions in which the Bank might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.